As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOOZ Power Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

+972 (8) 6805566

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Daniel I. Goldberg, Esq. Katie Kazem, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001-2157 Tel: 212-479-6000 Fax: 212-479-6275	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Chaim Cohen, Adv. Shibolet & Co., Law Firm 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 24, 2025

PROSPECTUS

5,775,888 Ordinary Shares Issuable Upon Exercise of Outstanding Public Warrants

2,614,800 Ordinary Shares Offered by Selling Securityholders

245,250 Warrants to Purchase Ordinary Shares Offered by Selling Securityholders

This prospectus relates to (i) the issuance by ZOOZ Power Ltd. (“us” or “ZOOZ”) of 5,775,888 ZOOZ ordinary shares, NIS 0.00286 nominal (par) value per share (“ordinary shares or “ZOOZ ordinary shares”) that may be issued upon exercise of warrants to purchase ordinary shares at an exercise price of $11.50 per share (the “Public Warrants”) and (ii) the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of (1) 245,250 warrants to purchase ordinary shares at an exercise price of $11.50 per share (the “Private Warrants” and together with the Public Warrants, the “Warrants”), (2) 245,250 ordinary shares that may be issued upon exercise of the Private Warrants and (3) 2,369,550 ordinary shares held by the Selling Shareholders.

The Warrants were originally issued by Keyarch Acquisition Corporation (“Keyarch”) and entitled the holder to purchase one Keyarch ordinary share at an exercise price of $11.50 per share (the “Keyarch Warrants”) and were automatically converted into Warrants on substantially the same terms as the Keyarch Warrants, entitling the holder to purchase our ordinary shares on the closing of the business combination between Keyarch and ZOOZ Power Cayman, a Cayman Islands exempted company a direct wholly owned subsidiary of ZOOZ (the “Business Combination”).

We will receive the proceeds from any cash exercises of the Warrants. Additionally, in the event there is no effective registration statement at the time of exercise, the Warrants may be exercised on a cashless basis. If the Warrants are exercised on a cashless basis, we would not receive any cash payments from any exercise of the Warrants. If all of the Public Warrants and Private Warrants are exercised for cash, we will receive aggregate proceeds of approximately $69.2 million for the Warrants.

We will not receive any proceeds from sales of the securities sold by the Selling Securityholders.

Our ZOOZ ordinary shares and public warrants are traded on The Nasdaq Capital Market under the symbols “ZOOZ” and “ZOOZW,” respectively. Our ZOOZ ordinary shares are also traded on the Tel Aviv Stock Exchange under the symbol “ZOOZ.” The closing sale price of our ZOOZ ordinary shares on The Nasdaq Capital Market and on the Tel Aviv Stock Exchange on July 22, 2025, was $2.13 and NIS 6.4 ($1.91 at a current exchange rate of $1 to NIS 3.35, in accordance with the $-NIS exchange rate published by the Bank of Israel on July 22, 2025), per share, respectively. The currency in which our shares are traded on the Tel Aviv Stock Exchange is the NIS.

An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2025

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

For investors outside the United States: Neither we nor any underwriters, dealers or agents have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Definitions

Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	references to “ZOOZ Power,” “ZOOZ”, the “Company,” “us,” “we”, “our” and the “Registrant” refer to ZOOZ Power Ltd., an Israeli company, and its subsidiary (unless otherwise indicated);

●	references to “ZOOZ ordinary shares,” “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s ordinary shares, NIS 0.00286 nominal (par) value per share;

●	references to “public warrants” refer to the warrants to acquire our shares, listed on the Nasdaq under the symbol “ZOOZW”;

●	references to “dollars,” “U.S. Dollars”, “USD” and “$” are to United States Dollars;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency;

●	references to the “Companies Law” are to the Israeli Companies Law, 5759-1999;

●	references to the “Securities Law” are to the Israeli Securities Law, 5728-1968;

●	references to the “SEC” are to the United States Securities and Exchange Commission; and

●	references to the “Nasdaq Rules” are to rules of the Nasdaq Capital Market.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

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PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our securities.

Company Overview

ZOOZ is committed to accelerating the electrical vehicles revolution and supporting the mass adoption of EVs around the world, by enabling and empowering a widespread deployment of ultra-fast charging infrastructure.

ZOOZ’s power-boosting products and solutions are built with longevity and the environment in mind, helping ZOOZ’s customers to overcome, sustainably and economically, the limitations of the existing electricity grid. By that, ZOOZ aims to help its customers and partners in building, faster and everywhere, a robust, long-lasting, and cost-effective EV ultra-fast charging infrastructure.

ZOOZ (previously called Chakratec) was founded in 2013 as an incubator private company1 under the Capital Nature Ltd. incubator (“Capital Nature”), under the framework of the directives of the Chief Executive Officer of the IIA and focused on developing a new concept of flywheel.

ZOOZ Power provides intelligent boosting and energy systems, designed to allow customers to install more fast-chargers without costly grid upgrades. “Intelligent boosting and energy systems” refer to the ZOOZ Power Energy Management Software, which dynamically manages and optimizes energy consumption at the charging site.

ZOOZ develops, produces, markets, and sells systems that manage and optimize power delivery to clusters of ultra-fast electric vehicle (“EV” or “electric vehicle”) chargers. Using specialized hardware based on flywheel kinetic energy storage and advanced energy management software, ZOOZ products help ensure optimal charging performance. When a charging cluster requires more power than the grid can provide, the ZOOZ solution overcomes grid limitations by providing additional ‘boosting energy.’ Beyond these boosting capabilities, ZOOZ offers standard energy storage solutions that enable price arbitrage by storing energy from the grid during off-peak rate periods.

As of the date of this prospectus, ZOOZ primarily operates in the market of charging infrastructure for EVs and primarily in the field of ultra-fast charging for EVs. Based on its technology, ZOOZ develops systems comprised of an array of flywheels and supporting sub-systems, which get charged from the electricity grid. This energy, when discharged, is added to the power from the grid, which together constitute power levels that are twice to three times the power that is supplied from the grid, thus enabling high-power charging of the EV even in areas where the electricity grid has limited power. ZOOZ refers to these systems as power boosters. In addition, ZOOZ has announced that it explores additional strategic alternatives to fully capitalize on its advanced, patented flywheel technology.

Use of ZOOZ’s technology enables a power booster which is both reliable and delivers high quality repeatable performance over time, which, based on ZOOZ’s estimations can serve for up to 200,000 charge-discharge cycles. This is in contrast with the chemical battery-based solution, the use of which is limited to hundreds or just a few thousands of cycles, as further detailed below.

Furthermore, the kinetic boosting system is a “green system.” It is environmentally friendly, as opposed to battery-based energy storage solutions, which are comprised of polluting chemicals, the use of which requires complicated, expensive recycling processes and involves other restrictions relating to transport, storage and/or use inside buildings, etc.

As the EV revolution is progressing, there is also a significant disruption in the ecosystem of services to vehicles. While all Internal Combustion Engine (“ICE”) vehicles are fueling in a well-established gas station network, there is a new value-chain and ecosystem being built to provide a charging infrastructure which will be used to charge EVs. This eco-system includes not only these who owned and operated the traditional gas stations, but also new parties who wish to build, own and operate such charging infrastructure.

1 An incubator company is a project company that operates under a technological incubator and is partly financed by the Israel Innovation Authority (the “IIA”).

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At the current early stage of this market, many of these who are active in this charging infrastructure market are new to the challenges associated in building such infrastructure, and in particular, to the challenge of insufficient grid power to support ultra-fast charging.

With its unique flywheel-based kinetic power-boosting products and solutions ZOOZ aims to help its customers and partners in building, faster and everywhere, a robust, long-lasting, and cost-effective EV ultra-fast charging infrastructure, while overcoming power limitations of the electricity grid.

The benefit of using ZOOZ products is that it enables its customers to sell more electricity (power) using the same grid connection.

ZOOZ aims to collaborate with the following types of target customers and partners:

●	Charging Point Operators (CPOs): CPOs are responsible for operating the charging infrastructure (in some cases they also build and/or own the charging sites) as part of a widespread network of charging services (at multiple sites). They seek reliable and scalable ultra-fast charging solutions to capture relevant locations (“land-grabbing”) with potential of high EV traffic, expand their network (as quickly as possible and with highest possible availability of chargers) in order to attract EV drivers to be part of those being registered with their network, and by that maximize revenue generation out of charging services provided in their charging locations. In order to do so, they need to land-grab attractive sites, build and operate efficiently the charging stations, optimize utilization, minimize operational costs, and integrate billing and payment systems.

●	Fleet Operators: Fleet operators manage large-scale commercial vehicle fleets, such as rental car companies, last mile logistics and delivery companies, or taxi services. According to a recent report[2], assuming widespread EV adoption, commercial and passenger fleets in the United States are expected to include as many as eight million EVs by 2030 which would amount to between 10 and 15 percent of all fleet vehicles. As such, fleet operators are considering the transition of the fleet to EVs, the primary concerns are the fleet’s operational efficiency, considering the EV range limitations, the charging process duration and the need to minimize vehicle downtime. As for charging capabilities, fleet operators are aware of, and concerned by, the limited availability of public fast-chargers, and on the other hand when they consider building their own charging infrastructure, they learn, in many cases, that the grid power, at their parking/depot sites, is limited. Slow chargers installed on these depot/parking sites can provide a partial solution, mainly for overnight charging, but due to the long charging duration (several hours) provided by these chargers, this is not considered as a solution, since it puts at risk the efficient usage of the EV fleet. Combining ultra-fast charging infrastructure at the fleets’ depot / parking sites, can provide the needed flexibility and a solution to enable quick and convenient charging, and will allow an efficient operation of the fleet for various planned and unplanned tasks.

●	Business Operators and Real-Estate Asset Owners: With the increasing adoption of EVs, business operators (such as retail stores, convenience stores, shopping centers, restaurants, and others) see in charging services at their locations an amenity that may attract EV drivers to shop, dine, or have other services in their business, while they charge their vehicles. By that, not only can they make profit out of the charging services, but they can also increase their revenues and profits thanks to the increased traffic of customers visiting their business (and they may be losing business to competitors who were faster in offering charging services as an additional amenity at their sites). Similarly, real-estate asset owners (such as parking lots, rest areas, businesses as detailed above, etc.) see fast-charging services at their location as an opportunity to enhance their property value by offering EV charging services, especially if it is an attractive location to EV drivers to stop by on-the-go to their destination or close to such destination. As a result, business operators and real-estate asset owners realize the opportunity in ultra-fast charging solutions to attract EV drivers and provide a competitive advantage, as the EV owners may prefer using these chargers to save time on-the-go to their destination and/or efficiently use the time of charging for other businesses they have in or around that location. However, in many cases these locations of businesses and assets have power-limited grid and face challenges related to charging infrastructure deployment and may be subject to delays and high costs of charging infrastructure construction and high operating costs due to high demand charges.

2 Charging electric-vehicle fleets is a huge business opportunity | McKinsey

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●	Engineering, Procurement, and Construction (EPC) Firms: In many cases the new players in this market, as detailed above, lack the technical and engineering capabilities and expertise needed to build the charging infrastructure. Those parties are relying on EPC firms to take responsibility for designing and implementing charging infrastructure projects. These EPC companies require versatile, robust and scalable solutions that can be efficiently deployed and integrated into various locations where an ultra-fast charging infrastructure is built. EPC firms face challenges such as ensuring compatibility with local regulations, coordinating with utilities for grid connection, managing project timelines and budgets, and delivering high-quality installations.

●	Utilities (also referred to as DSO / DNO): Utilities play a critical role in supporting the integration of ultra-fast charging infrastructure with the electrical grid. They need solutions that can balance the increasing demand for electricity from charging infrastructure while maintaining grid stability and reliability. Utilities face challenges related to grid upgrades, load management, demand response systems, and implementing tariff structures that encourage off-peak charging to optimize energy consumption and grid utilization. In some cases, utilities take the role of CPOs, becoming active in building charging infrastructure and providing charging services as part of their offering to their customers. In other cases, utilities act as service providers that support the other players in this market (as detailed above), as they take responsibility for upgrading the grid in order to provide the power required to build the ultra-fast charging infrastructure on site. With the increasing demand for grid upgrades (also caused by the needs to build EV charging infrastructure, but also related to other needs), utilities face a significant challenge in providing these services at the needed pace, and in some countries / territories, the utilities’ customers are experiencing significant delays as the queues for these services are increasing. In addition, upgrading the grid while utilization by EV charging is still low, is a huge investment that in many cases can be deferred or avoided. Using power boosters, as part of their toolkit, can help them to provide a better service to their customers, prioritize better their resources, save costs and defer investments.

Understanding the unique characteristics, pains, and needs of these customer types is essential for developing tailored ultra-fast charging solutions that address their specific requirements and contribute to the overall growth and success of the EV charging ecosystem.

Main Advantages of the ZOOZTER™-100

Given the described challenges for Charge Point Operators (CPOs), asset owners, and fleet operators, the implementation of the ZOOZTER™-100, a flywheel-based power booster, can offer several substantial benefits:

●	Fast installation: The ZOOZTER™-100 can be installed quickly, thus reducing time-to-market and facilitating swift charging infrastructure rollout.

●	Charger compatibility: The ZOOZTER™-100 is compatible with different types of chargers, offering versatility and allowing operators to avoid being locked into one specific charger type.

●	Flexibility: With the ability to be redeployed, the ZOOZTER™-100 acts as a long-term asset that can accelerate network rollouts and flexibly adapt to evolving needs.

●	Low maintenance: The ZOOZTER™-100 requires minimal maintenance, freeing resources for other critical business operations.

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●	Lower total cost of ownership: Due to its high number of charging cycles, compared to traditional battery systems, the ZOOZTER™-100’s flywheel-based system can significantly reduce the total cost of ownership, making it a cost-effective solution for power boosting.

●	Longevity: With an expected lifespan of approximately 15 years, the ZOOZTER™-100 offers a robust and durable solution, increasing chargers’ availability and quality of charging services, while minimizing maintenance and the need for frequent battery replacements and further contributing to operational cost savings.

●	Sustainability: The ZOOZTER™-100 stands as a “greener” alternative to traditional batteries, contributing to the sustainability goals of businesses in the EV charging sector.

●	Safety: The ZOOZTER™-100 is designed to offer enhanced safety, as it poses no fire hazardous materials – a prevalent risk associated with battery systems.

●	The ZOOZTER™-100 offers a valuable solution to help CPOs, business operators, asset owners, and fleet operators overcome key challenges, while offering cost-effective, sustainable, safe, and flexible benefits that make it a viable long-term asset.

On June 23, 2025, ZOOZ announced that over the past several months, it has engaged in ongoing discussions with a prominent defense and intelligence electronics company regarding deployment of a robust, repetitive short-duration power booster capable of operating in challenging environments. ZOOZ is currently conducting a proof of concept (POC) with this defense company — a collaboration that has the potential to unlock new verticals and significantly broaden the application of its flywheel technology.

As part of the efforts to enhance execution, the board has also approved a company-wide cost reduction and restructuring initiative designed to reduce operating costs by approximately 35%. These cost efficiencies will enable greater business flexibility.

Corporate Information

Our registered office and principal place of business is located at ZOOZ Power Ltd., 4B Hamelacha St., Lod 7152008, Israel. Our telephone number in Israel is +972 (8) 6805566. Our website address is www.zoozpower.com/. The information on, or accessible through, our website or any other website referenced herein is not incorporated by reference into this prospectus, is not considered a part of this prospectus and should not be relied upon with respect to this offering.

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The Offering

The summary below describes the principal terms of the offering. Please refer to the section “Description of Securities” in this prospectus for a more detailed description of our securities.

We are registering the issuance by us of up to 5,775,888 ordinary shares that may be issued upon exercise of Public Warrants at an exercise price of $11.50 per share. We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 245,250 Private Warrants, 245,250 ordinary shares issuable upon exercise of Private Warrants and 2,369,550 ordinary shares held by the Selling Securityholders. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors.”

Issuance of Ordinary Shares

Ordinary shares issued by us	5,775,888 ordinary shares issuable upon exercise of Public Warrants

Ordinary shares outstanding prior to exercise of all Warrants	12,500,042 ordinary shares as of July 22, 2025

Ordinary shares outstanding assuming exercise of all Warrants	18,521,180 ordinary shares (based on outstanding shares as of July 22, 2025)

Exercise price of Warrants	$11.50 per share, subject to adjustments as described herein

Use of Proceeds	We could potentially receive up to an aggregate of approximately $69.2 million if all the Public Warrants and Private Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Public Warrants and Private Warrants for general corporate purposes as shall be determined by our board in its sole discretion, subject to our obligations to pay 25% of the gross proceeds less sales commissions received by us or by our subsidiary from any sales of equity or equity-linked securities consummated for the purposes of raising additional funds, including equity lines, forward purchase agreements or other equity or equity-linked financings consummated by us or our subsidiary, to EBC under the EBC Note and, if applicable, to the Sponsor under the Sponsor Note (as such terms are defined herein) in accordance with the respective terms thereof. For additional information regarding the EBC Note and Sponsor Note see “Share History - ZOOZ Ordinary Share Issuances - Sponsor Note and EBC Note” below. See the section entitled “Use of Proceeds.”
Resale of Warrants

Warrants offered by the Selling Securityholders	●	245,250 Private Warrants

	●	245,250 ordinary shares issuable upon exercise of Private Warrants

	●	2,369,550 ordinary shares

Use of Proceeds	We will not receive any proceeds from sales of the securities sold by the Selling Securityholders; however, if the Selling Securities cash exercise their Private Warrants, we could potentially receive approximately $2.8 million (which is included in the estimated proceeds of $69.2 million above). We expect to use the net proceeds from the exercise of Private Warrants for general corporate purposes as shall be determined by our board in its sole discretion, subject to our obligations to pay 25% of the gross proceeds less sales commissions received by us or by our subsidiary from any sales of equity or equity-linked securities consummated for the purposes of raising additional funds, including equity lines, forward purchase agreements or other equity or equity-linked financings consummated by us or our subsidiary, to EBC under the EBC Note and, if applicable, to the Sponsor under the Sponsor Note in accordance with the respective terms thereof. For additional information regarding the EBC Note and Sponsor Note see “Share History - ZOOZ Ordinary Share Issuances - Sponsor Note and EBC Note” below. See the section entitled “Use of Proceeds.”

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RISK FACTORS

Investing in our securities may involve a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” contained in our most recent Annual Report on Form 20-F and any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Incorporation and Location in Israel

Conditions in Israel and in the Middle East may adversely affect our operations.

Our headquarters and research and development facilities are located in Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by:

●	hostilities involving Israel;

●	a full or partial mobilization of the reserve forces of the Israeli army;

●	the interruption or curtailment of trade between Israel and its present trading partners;

●	termination of or reluctancy to enter into agreements with the Company;

●	loss of interest to invest in the Company due to the situation in Israel; and

●	a downturn in the economic, political, social or financial condition in Israel.

Since its establishment in 1948, Israel has been subject to a number of armed conflicts that have taken place between it and its Middle Eastern neighbors. While Israel has entered into peace agreements with both Egypt and Jordan and has entered into several normalization agreements in 2020, known as the Abaraham Accords, with the United Arab Emirates, Bahrain, Sudan and Morocco, Israel has no peace agreement or normalization arrangements with any other neighboring or Arab country. Further, all efforts to improve Israel’s relationship with the Palestinians have failed to result in a permanent peaceful solution, and there have been numerous periods of hostility as well as civil insurrection of Palestinians in the West Bank and the Gaza Strip in recent years. In general, Israel is engaged, from time to time (and more recently during the ongoing “Swords of Iron” war), in armed conflicts with Hamas (a militia group and political party controlling the Gaza Strip), which in some occasions resulted in missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which our employees are located, and negatively affected business conditions in Israel.

On October 7, 2023, the “Swords of Iron” war broke between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. As of the date hereof, the majority of the fighting is concentrated in the southern region of the State of Israel, and there have been additional active hostilities, including with the Hezbollah (a Shia Islamist political party and militant group based in Lebanon), culminating in a 60-day cease fire agreed to between Israel and the Hezbollah on November 27, 2024, the result of which is uncertain and the Houthi movement which controls parts of Yemen. The Houthi movement in Yemen has targeted marine vessels in the Red Sea, affecting those enroute to Israel or partly owned by Israeli businesses. This has led shipping companies to reroute or halt shipments to Israel. The Red Sea is crucial for Israel’s trade, and disruptions could cause delays in supplier deliveries, longer lead times, and increased costs for freight, insurance, materials, and labor, and have a general adverse effect on the Israeli market. In addition, Israel has experienced hostilities with Iran, which is perceived by Israel as sponsor of Hamas, Hezbollah and the Houthi movement, and which maintains a military presence in Syria and Lebanon (currently to a lesser extent, following the recent fall of the Syrian government in the course of the Syrian civil war) and attacked Israel and has threatened to do so in the future, as well as with Iranian-backed militias in Syria. Additionally, following the fall of the Assad regime in Syria, Israel has conducted limited military operations targeting the Syrian army, Iranian military assets and infrastructure linked to Hezbollah and other Iran-supported groups. Although certain ceasefire agreements have been reached, these agreements failed to be upheld and military activity and hostilities continue to exist at varying levels of intensity, and the situation remains volatile, with the potential for escalation into a broader regional conflict involving additional terrorist organizations and possibly other countries. Also, the fall of the Assad regime in Syria may create geopolitical instability in the region. All these hostilities may escalate in the future into a greater regional conflict. Israel responded to the attacks against it with airstrikes and extensive mobilization of armed forces, including reserves, in the Gaza Strip and in the north of Israel in Lebanon and Syria and with airstrikes in Iran and Yemen. In June 2025, a new round of direct hostilities broke out between Israel and Iran. Iran launched significant missile and drone strikes at Israel and Israel attacked a range of targets in Iran. This escalation has heightened regional instability and has increased security risks across Israel and resulted in significant travel restrictions, facility closures and shelter-in-place orders in Israel and temporary closures of Israeli airspace and port activity.

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Our headquarters are located in Lod, which is about 50 kilometers from the Gaza Strip and about 150 kilometers from the western border with Lebanon. Our facilities did not sustain any damage and in accordance with the instructions of the Israeli National Emergency Management Authority, there is currently no limitation or denial of access or activity limitation in our facilities. None of our employees were directly harmed as a result of the war. As of the date hereof, we operate continuously, and so far, the situation in Israel does not have a material effect on our operations and business. We monitor closely the directives of the Israeli National Emergency Management Authority and where needed, make required adjustments to our operations in accordance with such directives.

All the above raise a concern as to the stability in the region which may affect the security, social, economic and political landscape in Israel and therefore could adversely affect our business, financial condition and results of operations.

Furthermore, certain countries, primarily in the Middle East but also in Malaysia and Indonesia, as well as certain companies and organizations in different parts of the world, continue to participate in a boycott of Israeli brands and others doing business with Israel and Israeli companies. The boycott, restrictive laws, policies or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on our business in the future. In addition, should the BDS Movement, the movement for boycotting, divesting and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States and Europe, this may also adversely affect our business and financial condition. Further deterioration of Israel’s relationship with the Palestinians or countries in the Middle East could expand the disruption of international trading activities in Israel, may materially and negatively affect our business conditions, could harm our results of operation and adversely affect the share price of our Company. In addition, in January 2024 the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel in December 2023, in connection with the “Swords of Iron” war, and ordered Israel, among other things, to take steps to provide basic services and humanitarian aid to civilians in Gaza and in November, 2024, the International Criminal Court, or ICC, issued arrest warrants for Israeli Prime Minister Benjamin Netanyahu and former Israeli Minister of Defense Yoav Gallant based on allegations of war crimes. Companies and businesses may terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ and ICC decisions. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as rulings by the ICJ, ICC and other international tribunals, may materially and adversely impact our business and supply chains. There are concerns that companies and businesses will terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ and the ICC decisions. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as rulings by the ICJ, ICC and other international tribunals, may adversely impact its ability to cooperate with research institutions and collaborate with other third parties.

Our business may also be disturbed by the obligation of personnel to perform military service. Our employees who are Israeli citizens are generally subject to a periodic obligation to perform reserve military service, until they reach the age of 40 or 45, depending on their position (currently 41 and 46, respectively, pursuant to a temporary provision enacted in light of the “Swords of Iron” war, or older, for reservists with certain occupations), but during military conflicts, these employees may be called to active duty for long periods of time, as occurred, and may continue to occur, during the “Swords of Iron” war. In response to the increase in violence and terrorist activity in the past years, and especially during the “Swords of Iron” war, there have been, and may continue to be, periods of significant call-ups for military reservists. In case of further regional instability such employees, who may include one or more of our key employees, may be absent for extended periods of time which may materially adversely affect our business.

In addition, recent political and civil actions in Israel which began in early 2023, resulting from, among other things, proposed changes to certain Israeli constitutional legislation, have had and may continue to have an adverse effect on the Israeli social, economic and political landscape and in turn, on us. However, it is difficult to predict at this time what the effect of such actions will be, if any.

Moreover, in September 2024, the international rating agency Moody’s announced the downgrade of Israel’s credit rating to BAA1 (from a level of A2) and also maintained the rating outlook as “negative”. In its report, Moody’s estimated that the broad implications of the “Swords of Iron” war significantly increase the political risks in the State of Israel, weaken the legislative and executive authorities, and significantly impact Israel’s budgetary stability in the foreseeable future.

In October 2024, S&P Global Ratings also announced the downgrade of Israel’s rating from A+ to A, and maintained the rating outlook as “negative”, mainly due to the escalation of tensions between Israel and Iran, as detailed above, and the geopolitical risks that Israel has been dealing with since the outbreak of the “Swords of Iron” war.

We can give no assurance that the political, economic and security situation in Israel will not have a material adverse impact on our business in the future.

Furthermore, our insurance does not cover any loss arising from events related to the security situation in the Middle East. While the Israeli government generally covers the reinstatement value of direct damages caused by acts of war or terror attacks, we cannot be certain that such coverage will be maintained or that it will sufficiently cover our damages.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume,” “potential,” “likely,” “confident” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and the documents incorporated by reference herein under the caption “Risk Factors,” including those in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

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USE OF PROCEEDS

If all of the Public Warrants and Private Warrants are exercised in full, we will receive gross proceeds of approximately $69.2 million; however, we do not know when, if or to the extent such Warrants may be exercised, and it is possible that no Warrants may be exercised, in which case we would not receive any proceeds from this offering.

We will retain broad discretion over the use of the net proceeds from this offering. We currently anticipate using the net proceeds from this offering primarily for general corporate purposes subject to our obligations to pay 25% of the gross proceeds less sales commissions received by us or by our subsidiary from any sales of equity or equity-linked securities consummated for the purposes of raising additional funds, including equity lines, forward purchase agreements or other equity or equity-linked financings consummated by us or our subsidiary, to EBC under the EBC Note and, if applicable, to the Sponsor under the Sponsor Note (as such terms are defined herein) in accordance with the respective terms thereof. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending use of the net proceeds, we would expect to invest any proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

We will not receive any proceeds from sales of the securities sold by the Selling Securityholders.

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DESCRIPTION OF SECURITIES

Description of Ordinary Shares

A summary of the material provisions governing ZOOZ’s share capital is described below. This summary is not complete and should be read together with ZOOZ’s Amended and Restated Articles of Association, which is on file with the SEC (the “Articles”). See “Where You Can Find More Information.”

General

This section summarizes the material rights of ZOOZ shareholders under Israeli law, and the material provisions of the Articles.

Our authorized share capital is NIS 100,000 divided into 34,973,575 ordinary shares, nominal (par) value NIS 0.00286 per share.

The Nasdaq Capital Market and the Tel Aviv Stock Exchange

Our ZOOZ ordinary shares are listed on each of The Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol “ZOOZ”.

Rights Attached to Our Shares

Subject to our Articles, fully paid ZOOZ ordinary shares confer on the holders thereof rights to attend and to vote at general meetings of the shareholders. Subject to the rights of holders of shares with limited or preferred rights which may be issued in the future, our ZOOZ ordinary shares confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of our assets upon our winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. No preferred shares are currently authorized. All outstanding ZOOZ ordinary shares are validly issued and fully paid.

Voting Rights

Subject to the provisions of our Articles, holders of ZOOZ ordinary shares have one vote for each ZOOZ ordinary share held by such shareholder of record, on all matters submitted to a vote of shareholders. Shareholders may vote in person, by proxy or by proxy card. Alternatively, shareholders who hold shares through members of the Tel Aviv Stock Exchange may vote electronically via the electronic voting system of the Israel Securities Authority (“Electronic Vote”). These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. As our ZOOZ ordinary shares do not have cumulative voting rights in the election of directors, the holders of the majority of the shares present and voting at a shareholders meeting have the power to elect all of our directors. In the event that we cease meeting the Opt Out Criteria (which is the criteria for a relief provided under the Israeli Companies Regulations (Alleviation for Public Companies whose shares are Traded on the Stock Exchange Outside of Israel), 2000) (the “Alleviation Regulations”) from the requirement to appoint external directors and from the rules governing the composition of the audit and compensation committees under the Companies Law, provided that we do not have a controlling shareholder and we continue to comply with the U.S. securities laws and Nasdaq Listing Rules applicable to U.S. domestic issuers regarding the independence of the board of directors and the composition of the audit and compensation committees (the “Opt Out Criteria”), or if our Board shall decide to opt in the requirement to elect and have external directors and comply with the composition criteria of the audit and compensation committees under the Companies Law, the external directors will be elected by a special majority vote, as set forth under the Companies Law.

Transfer of Shares

Our ZOOZ ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer together with the certificate of the shares to be transferred and such other evidence of title, as our Board may require, unless such transfer is prohibited by another instrument or by applicable securities laws.

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Dividends

Under the Companies Law, dividends may be distributed only out of profits available for dividends as determined by the Companies Law (the “profit test”), provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due (the “liquidity test”). If the company does not meet the profit test, a court may nevertheless allow the company to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution will prevent the company from being able to meet the liquidity test.

Notwithstanding the foregoing, following the adoption of certain amendments to the Alleviation Regulations, dated March 12, 2024 (the “Amended Alleviation Regulations”), a company entitled to avail itself of the Amended Alleviation Regulations, like us, may effect a distribution by means of buying our own securities (which is considered a dividend distribution under the Companies Law) upon meeting only the liquidity test and without the need to meet the profit test or seek Israeli court approval and after complying with certain procedural requirements set forth in the Amended Alleviation Regulations.

Our Articles provide that our Board may, subject to the Companies Law, from time to time, declare and cause the Company to pay such dividends as may appear to the Board to be justified by the profits of our Company. Subject to the rights of the holders of shares with preferential, special or deferred rights that may be authorized in the future, our profits which shall be declared as dividends shall be distributed according to the proportion of the nominal (par) value paid up or credited as paid up on account of the shares held at the date so appointed by the Company and in respect of which such dividend is being paid, without regard to the premium paid in excess of the nominal (par) value, if any. The declaration of dividends does not require shareholders’ approval.

To date, we have not declared or distributed any dividend, and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future.

Liquidation Rights

In the event of our winding up on liquidation or dissolution, subject to applicable law and after satisfaction of liabilities to creditors, our assets available for distribution among the shareholders shall be distributed to the holders of ZOOZ ordinary shares in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. This liquidation right may be affected by the grant of limited or preferential rights as to liquidation to the holders of a class of shares that may be authorized in the future.

Redemption Provisions

We may, subject to applicable law and to our Articles, issue redeemable shares and redeem the same upon such terms and conditions as determined by our Board.

Limitation of Liability

Under our Articles, shareholder liability is limited so that each shareholder is only liable for the repayment of its shares’ par value. If the Company allots shares at a lower consideration than the shares’ par value, as stated in Section 304 of the Companies Law, each shareholder’s liability will be limited to paying off the reduced consideration amount due to each share allotted to them.

Modification of Class Rights

Our Articles provide that we may amend the Articles in order to increase, consolidate or divide or otherwise amend our share capital by a simple majority of the voting power present at a shareholders meeting as currently provided in our Articles or by such other majority as shall be set forth in our Articles from time to time.

Pursuant to our Articles, if at any time our share capital is divided into different classes of shares, the Company may, by a resolution adopted by a simple majority of the voting power at an applicable shareholders meeting and unless the allotment terms of this class of shares stipulate otherwise, revoke, convert, expand, add, reduce, amend, or otherwise alter the rights attached to a class of Company shares, as long as all holders of shares of that class give their written consent to do so, or as the class meeting of shareholders of that class passes a resolution to do so by an ordinary majority of votes, or, if stipulated otherwise in the allotment terms of a certain class of Company shares, as stipulated.

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Limitations on the Rights to Own Securities

Our Articles and Israeli law do not restrict the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, though such ownership is prohibited under applicable law with respect to subjects of nations which are in a state of war with Israel.

Changes in Authorized Share Capital

Our Articles enable us, among others, to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and our Articles and must be approved by a resolution duly passed by a simple majority of our shareholders at a general meeting by voting on such change in capital.

Shareholders’ Meetings and Resolutions

Our Articles and the Companies Law provide that our annual general meeting shall be held once every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting), and place determined by our Board. Our Board may, in its discretion, convene additional extraordinary shareholders meetings and, pursuant to the Companies Law, as supplemented by the Alleviation Regulations, and our Articles, must convene a meeting upon the demand of: (a) two directors or one quarter of the directors in office; or (b) the holder or holders of (i) 5% or more of our issued share capital and one percent or more of our voting rights; or (ii) 5% or more of our voting rights (and the Amended Alleviation Regulations provide that the board of directors must convene a meeting upon the demand of at least 10% of the issued share capital and at least one percent of the voting rights, or at least 10% of the voting rights). All demands for shareholders meetings must set forth the items to be considered at that meeting. If the board of directors does not convene a meeting upon a valid demand of any of the above, then the persons who made the demand, and in the case of shareholders, part of such demanding shareholders holding at least half of the voting rights of such demanding shareholders, may convene a meeting of the shareholders to be held within three months of the demand. Alternatively, upon petition by the individuals making the demand, a court may order that a meeting be convened.

The chairman of the board of directors, or any other director or office holder of the Company which may be designated for this purpose by the board of directors, shall preside as chairman at each of our general meetings. If there is no such chairman, or if the appointed chairman is unwilling to take the chair, or if he shall have indicated in advance that he will not be attending, or if at any meeting such chairman is not present within 15 minutes after the time fixed for holding the meeting, then those present at the meeting shall choose someone present to be chairman of the meeting. The office of chairman shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle a second or casting vote.

According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies (the “General Meeting Regulations”) holder(s) of at least 1% of the company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, unless such proposal refers to election or removal of a director, which requires such holder(s) to hold at least 5% of the company’s voting rights, as set forth in the Amended Alleviation Regulations. Such proposal may be submitted within seven days of publicizing the convening of a shareholder meeting, or within fourteen days, if the company publishes at least 21 days prior to publicizing the proxy materials for a shareholder meeting, a preliminary notice stating its intention to convene such a meeting with all required information. Any such proposal must further comply with the information requirements under applicable law and our Articles, and in the event that such shareholders propose to appoint directors for service on the company’s board of directors, the proposal must include information regarding the director candidates as well as certain declarations of the director candidates, as required pursuant to the General Meeting Regulations. The agenda for a shareholder meeting is determined by the board of directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of the required company’s voting rights, as detailed above.

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Pursuant to the Companies Law and the General Meeting Regulations shareholder meetings generally require prior notice of not less than 21 days, and not less than 35 days in certain cases. Pursuant to our Articles, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

The function of the general meeting is to elect directors, discuss the financial statement and the reports of the directors, appoint external auditor and approve its remuneration, approve certain interested party transactions requiring general meeting approval as provided in the Companies Law, approve the Company’s merger, approve increases and decreases in the Company’s authorized share capital as provided in the Companies Law, exercise of the powers of the board of directors if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for the Company’s proper management, approve the liquidation, dissolution or winding up of the Company approve amendments of the Articles and transact any other business which under our Articles or applicable law may be transacted by the shareholders of the Company in a general meeting.

Pursuant to our Articles, the quorum required for a meeting of shareholders consists of at least one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate 25% or more of the voting power of the Company. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other later day, time and place as the board of directors may determine and specify in the publication with respect to the meeting. At the adjourned meeting, the quorum required for a meeting of shareholders consists of at one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate 25% or more of the voting power of the Company. If within half an hour from the time appointed to the adjourned meeting a quorum is not present, any number of participants will constitute a quorum present, in person, by proxy, by proxy card or by Electronic Vote; provided, however, that extraordinary general meeting which was convened by the Board upon the demand of shareholders or directors then in office, as detailed above, or directly by such shareholders or directors, in accordance with the terms of the Companies Law, shall be cancelled.

Generally, under the Companies Law and our Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at the meeting, in person, by proxy, by proxy card or by Electronic Vote, and voting on the matter, unless a different majority is required by law or pursuant to our Articles such as resolutions for concerning certain related party transactions as set forth in Sections 267 and 270-275 of the Companies Law.

Change of Control

Merger

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. Similarly, unless an Israeli court determines otherwise, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (abstentions are disregarded), after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of, or corporations controlled by, these persons. In approving a merger, the board of directors of both merging companies must determine that there is no reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy its obligations to its creditors. Similarly, upon the request of a creditor of either party to the proposed merger, an Israeli court may prevent or delay the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy the obligations of the merging parties. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger. Further, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for the approval of the merger were filed with the Israeli registrar of companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

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Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval for the purpose of allowing the purchaser to hold more than 25% of the voting rights in the company if there is no other holder of 25% or more of the voting rights in the company, or 45% of the voting rights in the company if there is no other holder of 45% or more of the voting rights in the company, as the case may be, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the special tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or to abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer. Shares purchased in contradiction to the tender offer rules under the Companies Law will have no rights and will become dormant shares.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Significant Private Placement

Under the Companies Law, a significant private placement of securities requires approval by the board of directors and the shareholders by a simple majority. A private placement is considered a significant private placement if it results in a person becoming a controlling shareholder, or if all of the following conditions are met: the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance; some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and the transaction will increase the relative holdings of a shareholder who holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights. Notwithstanding, in accordance with the Alleviation Regulations, the provisions of the Companies Law governing the approval of significant private placements will not apply to Israeli public companies which are listed for trading on certain stock exchanges outside of Israel (including the Nasdaq) if applicable law in the foreign jurisdiction in which the company’s securities are so listed for trading includes rules governing a private placement and the company follows such rules as applicable to companies incorporated in such foreign jurisdiction.

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Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, the acquirer will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order for all of the shares that the purchaser offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital. The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power.

Forum for Adjudication of Disputes

Our Articles provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division) in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our Articles further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America in the New York District shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or arising under the Securities Exchange Act of 1934, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions set forth under the heading “Forum for Adjudication of Disputes”.

Exchange Controls

There are currently no exchange controls in effect in Israel that restrict the repatriation by non-residents of Israel in non-Israeli currency of any dividends, if any are declared and paid, and liquidation distributions or the Company’s ability to import and export capital, except that such restrictions may exist with respect to citizens of countries which are in a state of war with Israel.

Registration Rights

In connection with the consummation of the business combination pursuant to the business combination agreement dated as of July 30, 2023 (as amended), by and among Keyarch, ZOOZ and the other parties thereto (the “Business Combination Agreement”), ZOOZ, Keyarch, the Sponsor and EBC entered into an amendment to the Registration Rights Agreement dated as of January 24, 2022, by and among Keyarch and the “Investor” parties thereto, which became effective as of the Merger Effective Time (as defined in the Business Combination Agreement).

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Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association as in effect from time to time, our financial statements, other documents as provided in the Companies Law, and any document ZOOZ is required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. ZOOZ may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Transfer Agent and Registrar

The transfer agent and registrar for ZOOZ ordinary shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.

Share History

The following is a summary of the history of our share capital for the last three years.

ZOOZ Ordinary Share Issuances

●	March 2022 Private Placement and Public Offering. In March 2022, ZOOZ completed a financing round through a private placement and a public offering in Israel. In the public offering, ZOOZ issued a total of 30,801 units, each comprised of 100 ZOOZ ordinary shares and 65 ZOOZ warrants (series 3) for gross proceeds of $25 million (NIS 82 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022). The ZOOZ warrants (series 3) vested over a period of three years, with an exercise price of $9.1 (NIS 32.0), based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for one year period and $11.4 (NIS 41.2, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for additional two-year period. In addition, in the private placement, ZOOZ issued a total of 3,736 units, each comprised of 100 ZOOZ ordinary shares and 85 ZOOZ warrants (series 3), as well as 1,419 units, each comprised of 100 ZOOZ ordinary shares and 65 ZOOZ warrants (series 3), for gross proceeds of $4 million (NIS 14 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022). The total gross proceeds from the financing round were approximately NIS 96 million. The ZOOZ warrants (series 3) expired in accordance with their terms on March 20, 2025.

●	Business Combination Agreement. On July 30, 2023, ZOOZ and its wholly-owned subsidiary entered into the Business Combination Agreement with Keyarch. The Business Combination Agreement and the related transactions were unanimously approved by both ZOOZ’s Board and the Keyarch board of directors. The Business Combination and other transactions contemplated by the Business Combination Agreement, as amended, closed on April 4, 2024, after receipt of the required approval by ZOOZ’s shareholders and Keyarch’s shareholders and the fulfillment of certain other conditions. In connection with the Business Combination Agreement, Keyarch also obtained commitments for the purchase in private transactions that closed concurrently with the Business Combination of $13 million of the ZOOZ ordinary shares.

At the closing of the Business Combination, all Keyarch Class A and Class B ordinary shares outstanding immediately prior to the effective time of the Business Combination (excluding treasury shares and “Dissenting Keyarch Shares” (i.e., the shares subject to appraisal or dissent rights (“Dissent Rights”), which were held by Keyarch shareholders who properly exercised those Dissent Rights) (in each case as provided in the Business Combination Agreement), were exchanged for the right to receive ZOOZ ordinary shares on a 1:1 ratio, subject to certain adjustments, each outstanding Keyarch public warrant and Keyarch private warrant were converted into the right to receive one “ZOOZ Closing Warrant” (i.e., a warrant of ZOOZ entitling the holder to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of the applicable Keyarch Warrant (as defined below), exercisable for up to an aggregate of (including warrants which were components of publicly traded units of Keyarch) 6,022,500 ZOOZ ordinary shares), which have the same terms as the applicable “Keyarch Warrant” (i.e., each outstanding public and private warrant of Keyarch entitling the holder to purchase one Keyarch Class A ordinary share per warrant at a price of $11.50 per whole share), and with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ Closing Warrants (i.e., the Keyarch private warrants were converted into ZOOZ private warrants and Keyarch public warrants were converted into ZOOZ public warrants), and holders of each outstanding “Keyarch Right” (i.e., a right to receive one tenth (1/10) of one Keyarch Class A ordinary share) were issued the number of full shares of Keyarch Class A ordinary shares to which such holder of Keyarch Rights were eligible, and which were exchanged for the equivalent number of ZOOZ ordinary shares.

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Upon the effective time of the Business Combination, the outstanding publicly traded units of Keyarch were separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ Closing Warrants or ZOOZ ordinary shares in accordance with the foregoing description).

In connection to the closing of the Business Combination, ZOOZ’s ordinary shares and public warrants began trading on the Nasdaq Capital Market under the ticker symbols “ZOOZ” and “ZOOZW”, respectively, on April 5, 2024.

●	Sponsor Note and EBC Note. During 2023 and 2024, Keyarch issued certain promissory notes in favor of the Sponsor (the “Pre-Closing Sponsor Notes”), which Pre-Closing Sponsor Notes were not repaid as of the closing of the Business Combination Agreement. On April 4, 2024, ZOOZ and Keyarch issued a promissory note in favor of the Sponsor for the principal amount of $2,030,000 (the “Sponsor Note”), in satisfaction of the Pre-Closing Sponsor Notes. The Sponsor Note matures on April 4, 2026, and accrues interest at an annual rate of 8%, which interest increases to 15% if the Sponsor Note is not paid when due. In addition, ZOOZ is required to make mandatory cash prepayments on the Sponsor Note from time to time in amounts equal to 25% of the gross proceeds less sales commissions received by ZOOZ from equity or equity-linked financings following the issuance date and prior to maturity, provided that ZOOZ will not make any such prepayments until the EBC Note (as defined below) has been paid in full. Further, at any time after the EBC Note has been paid in full, the Sponsor may elect to have any amount of outstanding principal and/or accrued interest of the Sponsor Note satisfied by the transfer of Sponsor Earnout Shares (which are 1,120,000 ZOOZ ordinary shares that the Sponsor agreed to be subject to the same earnout under the Business Combination Agreement as of the effective time of the Business Combination Agreement; the “Sponsor Earnout Shares”) then remaining in the Escrow Account (as defined below) to the Sponsor, with the price per Sponsor Earnout Share for purposes of determining the amount of the obligations satisfied under the Sponsor Note for such prepayment being equal to 90% of the volume weighted average price of a ZOOZ ordinary share on the principal U.S. securities exchange on which the ZOOZ ordinary shares then trade for the five trading day period ending on the trading day immediately prior to ZOOZ’s receipt of the applicable prepayment notice from the Sponsor. In addition, on the maturity date of the Sponsor Note, provided that the EBC Note has been paid in full, all outstanding obligations will be satisfied by the transfer of Sponsor Earnout Shares from the Escrow Account to the Sponsor using the same pricing terms as in the previous sentence, with the five-trading day period ending on the trading day immediately prior to such maturity date.

Pursuant to the Business Combination Marketing Agreement, dated January 24, 2022, as subsequently amended on April 4, 2024, between EBC, who, among other things, served as the representative of the underwriters in Keyarch’s initial public offering, Keyarch and (effective April 4, 2024) ZOOZ, Keyarch engaged EBC as an advisor in connection with a business combination. Under the Business Combination Marketing Agreement, as compensation for EBC’s services, EBC is entitled to a total fee of $1,500,000, of which a total of $660,000 was paid in cash to EBC at the closing of the Business Combination Agreement, and the remainder of which is reflected in the promissory note dated April 4, 2024, for the principal amount of $840,000, made by ZOOZ and Keyarch in favor of EBC (the “EBC Note”).

The EBC Note matures on April 4, 2026, and accrues interest at an annual rate of 8%, which interest increases to 15% if the EBC Note is not paid when due. In addition, ZOOZ is required to make mandatory cash prepayments on the EBC Note from time to time in amounts equal to 25% of the gross proceeds less sales commissions received by ZOOZ from equity or equity-linked financings following the issuance date and prior to maturity. Further, at any time, EBC may elect to have any amount of outstanding principal and/or accrued interest of the EBC Note prepaid by the Sponsor by the transfer of Sponsor Earnout Shares then remaining in the Escrow Account to EBC, with the price per Sponsor Earnout Share for purposes of determining the amount of the obligations satisfied under the EBC Note for such prepayment being equal to 90% of the volume weighted average price of a ZOOZ ordinary share on the principal U.S. securities exchange on which the ZOOZ ordinary shares then trade for the five trading day period ending on the trading day immediately prior to the Sponsor’s and ZOOZ’s receipt of the applicable prepayment notice from EBC. In addition, on the maturity date of the EBC Note, all outstanding obligations will be paid by the Sponsor by the transfer of Sponsor Earnout Shares from the Escrow Account using the same pricing terms as in the previous sentence, with the five-trading day period ending on the trading day immediately prior to such maturity date.

The Sponsor Earnout Shares were deposited in an escrow account (the “Escrow Account”) at the Closing pursuant to an escrow agreement, dated April 4, 2024 (the “Escrow Agreement”), which Escrow Agreement governs the release of such Sponsor Earnout Shares in accordance with the Sponsor Letter Agreement, Sponsor Note and EBC Note.

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In connection with the Sponsor Note and EBC Note, ZOOZ filed a registration statement, as amended, registering the resale by the Sponsor and EBC of a total of 2,240,000 ZOOZ ordinary shares.

●	Standby Equity Purchase Agreement with Yorkville. On November 11, 2024, we entered into a Standby Equity Purchase Agreement with Yorkville (the “SEPA”), pursuant to which, and subject to customary conditions, ZOOZ has the right, but not the obligation, to sell and issue to Yorkville from time to time (each such occurrence, an “Advance”) during the two-year period following the execution date of the SEPA, such amount of the ZOOZ ordinary shares for an aggregate purchase price of up to $12,000,000 in accordance with the terms of the SEPA (the “Commitment Amount”). Pursuant to the terms of the SEPA, any ZOOZ ordinary shares sold and issued to Yorkville will be sold at a purchase price equal to 97% of the market price, which is defined as the lowest daily volume weighted average price of the ZOOZ ordinary shares during the three consecutive trading days commencing on the trading day of ZOOZ’s delivery of an Advance notice to Yorkville. ZOOZ may also specify a certain minimum acceptable price per share in each Advance.

Pursuant to the SEPA, ZOOZ paid Yorkville an initial commitment fee in the amount of $100,000 (the “Initial Commitment Fee”), which was paid with a number of ZOOZ ordinary shares equal to the Initial Commitment Fee divided by the average of the daily volume weighted average price of the ZOOZ ordinary shares during the five consecutive trading days immediately prior to the date of the SEPA (the “Initial Commitment Shares”). Accordingly, ZOOZ issued 39,381 ZOOZ ordinary shares to Yorkville as the Initial Commitment Shares. In addition, ZOOZ shall pay Yorkville a deferred commitment fee in the amount of $100,000 (the “Deferred Commitment Fee”) within five trading days of the date upon which ZOOZ has first received Advances with an aggregate purchase price of $3,000,000 (“Deferred Fee Date”), which may be paid by the issuance to Yorkville of such number of ZOOZ ordinary shares that is equal to the Deferred Commitment Fee divided by the average of the daily VWAPs of the ZOOZ ordinary shares during the five consecutive trading days immediately prior to the Deferred Fee Date or may be paid in cash (which may be paid from the proceeds of an Advance), at the option of ZOOZ.

As of July 22, 2025, ZOOZ has sold and issued to Yorkville a total of 394,548 ZOOZ ordinary shares pursuant to Advances provided to Yorkville, at a weighted average share price of $1.0257 per share.

Description of Warrants

Public Warrants

Each Public Warrant entitles the holder thereof to purchase one ZOOZ ordinary share at a price of $11.50 per share, subject to certain adjustments. The Public Warrants became exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such ordinary shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement), and will expire five years after the completion of the Business Combination or earlier upon redemption (as described below) or liquidation.

We may redeem the Public Warrants once they become exercisable in two situations. First, so long as a registration statement covering the issuance of the underlying ordinary shares is then in effect and the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders, we may deliver not less than 30 days’ prior notice of our election to redeem all (but not less than all) outstanding Public Warrants for $0.01 per warrant, payable in cash. Second, if the reported last sale price of our ordinary shares equals or exceeds $10.00 but is less than $18.00 per share for 20 out of 30 trading days, we may elect to redeem the warrants on a “cashless” basis. In that circumstance, we will provide at least 30 days’ prior written notice, and each warrant will automatically convert into a number of our ordinary shares determined pursuant to a formula set forth in the warrant agreement.

Private Warrants

Each Private Warrant entitles the holder thereof to purchase one ZOOZ ordinary share at a price of $11.50 per share, subject to certain adjustments. The Private Warrants became exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon liquidation. The Private Warrants issued to the Sponsor and certain permitted transferees are not subject to redemption by us.

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SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of 245,250 Private Warrants, 245,250 ordinary shares issuable upon exercise of the Private Warrants and 2,369,550 ordinary shares held by the Selling Securityholders. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Private Warrants or ordinary shares other than through a public sale.

The following table sets forth, based on written representations from the Selling Securityholders, certain information as of July 22, 2025 regarding the beneficial ownership of our ordinary shares and warrants by the Selling Securityholders and the securities being offered by the Selling Securityholders. The applicable percentage ownership of ordinary shares is based on 12,500,042 ordinary shares outstanding as of July 22, 2025. Information with respect to our ordinary shares and warrants owned beneficially after the offering assumes the sale of all of the Private Warrants and ordinary shares held by the Selling Securityholders. The Selling Securityholders may offer and sell some, all or none of their securities.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. As such, we are unable to declare the number of ordinary shares and warrants that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each new Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Ordinary Shares			Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Resale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Keyarch Global Sponsor Limited	2,614,800 (1)	—	—	245,250	245,250	—	—

(1)	Includes (i) 150,000 ordinary shares held by Fang Zheng, (ii) 2,219,550 ordinary shares held by Keyarch Global Sponsor Limited (“Sponsor”), and (iii) 245,250 ordinary shares issuable upon the exercise of the Private Warrants held by the Sponsor. Fang Zheng is the majority shareholder of the Sponsor and therefore could be deemed to be the beneficial owner of all of the securities of ZOOZ held of record by the Sponsor. Fang Zheng disclaims any beneficial ownership of the reported shares held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Does not include 1,120,000 SPAC Earn Out Shares held by Sponsor.

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PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 5,775,888 ordinary shares that may be issued upon exercise of Public Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders, or their permitted transferees, from time to time of (1) 245,250 Private Warrants, (2) 245,250 ordinary shares that may be issued upon exercise of the Private Warrants and (3) 2,369,550 ordinary shares held by the Selling Shareholders.

We could potentially receive up to an aggregate of $69.2 million if all the Public Warrants and Private Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

Primary Offering

Pursuant to the terms of the Warrants, the ordinary shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder ordinary shares. If, at the time the Warrants are exercised, this Registration Statement is effective and the prospectus included herein is current, the ordinary shares issued upon the exercise of the Warrants will be issued free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is not an affiliate of ours, the distributee would thereby receive freely tradeable securities pursuant to the distribution through the registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributee to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

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●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ZOOZ ordinary shares and public warrants are traded on The Nasdaq Capital Market under the symbols “ZOOZ” and “ZOOZW,” respectively. Our ZOOZ ordinary shares are also traded on the Tel Aviv Stock Exchange under the symbol “ZOOZ.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

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In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”) that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

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LEGAL MATTERS

Certain matters of Israeli law with respect to the legality of the issuance of the ZOOZ ordinary shares offered by this prospectus will be passed upon for us by Shibolet & Co., Law Firm, Tel Aviv, Israel. Certain matters of U.S. law with respect to the legality of the issuance of the Private Warrants offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$10,981
Printing expenses	$5,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$3,958
Total	$94,939

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 7, 2025 (File No. 001-42005);

●	Reports on Form 6-K filed on March 18, 2025, March 24, 2025, May 21, 2025, and June 23, 2025 (File Nos. 001-42005); and

●	the description of our ZOOZ ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on April 4, 2024 (File No. 001-42005), including any amendments or reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date hereof but before the termination of the offering by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Erez Zimerman

Chief Executive Officer

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008, Israel

Phone: +972 (8) 6805566

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.zoozpower.com/. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Report on Form 6-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and office holders and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and office holders are located outside of the United States, any judgment obtained in the United States against us or any of our directors and office holders may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Shibolet & Co., Law Firm, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, office holders and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

27

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Other Office Holders

Our Office Holders’ Insurance. Our Articles provide that, subject to any applicable law, the Company may enter into contract to cover any Company office holder’s liability, as imposed on them following an action they perform in their capacity as a Company office holder, to the maximum extent permitted in the law, due to each of the following:

●	A violation of the duty of care toward ZOOZ or toward another person;

●	A violation of the fiduciary duty toward ZOOZ, as long as the office holder acted in good faith and had reasonable grounds for assuming the action will not harm ZOOZ’s best interest;

●	A monetary liability imposed on them for the benefit of another person;

●	Expenses the office holder spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

●	A payment imposed on the office holder for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Securities Law (“Payment to an Injured Party”); and

●	Any other ZOOZ office holder liability, undertaking, or expense that may be lawfully insured now or in the future.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, our office holders, must be approved by our compensation committee and our board of directors and, with respect to an office holder who is the Chief Executive Officer or a director, also by our shareholders. However, according to regulations promulgated under the Companies Law, shareholders and board of directors approvals for the procurement of such insurance are not required if the insurance policy is approved by our compensation committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by our shareholders and set forth in our compensation policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on our profitability, assets or obligations.

In accordance with our compensation policy, approved by our shareholders at the 2021 annual general meeting, we are currently entitled to hold directors’ and officer holders liability insurance policy for the benefit of our office holders with insurance coverage of up to $15,000,000, provided that the insurance period shall not exceed 7 years, and with such annual premium reflecting market terms and not having a substantial effect on the Company’s profitability, assets or obligations.

Our Office Holders’ Indemnification. Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the Company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

●	A monetary liability imposed on them for the benefit of another Person according to a judgment, including a judgment in a settlement or an arbitration award that a court has ratified;

●	Reasonable litigation expenses, including an attorney’s fee, that the office holder has spent because of an investigation or proceeding administered against them by an authority that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against them, and without imposing a monetary sanction on them in lieu of a criminal proceeding, or that has concluded without submitting a criminal charge, but by imposing a monetary sanction in lieu of a criminal proceeding, in an offense that does not require proof of mens rea or in connection with a monetary sanction;

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●	Reasonable litigation expenses, including an attorney’s fee, the office holder spent or was charged with by a court, in a proceeding initiated against the office holder by ZOOZ or on its behalf or by another person, or in a criminal charge the office holder was acquitted from, or in a criminal offense he or she was charged with, that does not require proof of mens rea;

●	Expenses the office holder has spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law;

●	Any Payment to an Injured Party, including reasonable litigation expenses, such as an attorney’s fee; and

●	Any liability, undertaking, or other expense for which it is or will be permissible to indemnify ZOOZ office holders.

Under the Companies Law, the Securities Law and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder; as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

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An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our Articles include provisions under which office holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions. This indemnification under the current indemnification agreements is limited as follows: the maximum aggregate amount of indemnification that may be paid by ZOOZ to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by ZOOZ to office holders (including indemnification undertakings to office holders of companies held by ZOOZ), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the higher of 25% of ZOOZ’s shareholders’ equity at the time of the indemnification, and NIS 10,000,000. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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Our Office Holder’s Exemption. Our Articles provide that, subject to the provisions of the Companies Law, may, at the maximum permissible in the law, exempt an office holder from all or some of their liability, in advance or in retrospect, due to damage of any kind caused to them or that may be caused to them, directly or indirectly, if it was or is caused following a violation of the duty of care toward the Company, including for any decision, failure to decide, or any derivative of the above, and due to any other incident, cause, liability, expense, or damage, if it is permissible to grant an exemption due to them pursuant to the Companies Law at the relevant time for approving the exemption, except in the event of a violation of the duty of care toward the Company within a distribution.

The foregoing also applies to a Company office holder’s exemption in connection with their role as an office holder in a subsidiary or position holder in a subsidiary or in any other company that ZOOZ has a share in, directly or indirectly, or that the Company is otherwise interested in.

Limitations on Insurance, Indemnification and Exemption. According to the Companies Law, and as long as the Companies Law does not allow otherwise, the Company may not enter into contract to cover the liability of an office holder therein, and may not indemnify or exempt any of its office holder from their liability toward the Company due to any of the following:

●	A violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward ZOOZ, if the office holder has acted in good faith, and had reasonable grounds for assuming the action will not harm the Company’s best interests;

●	A deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

●	An action with the intent of unlawfully making a personal gain;

●	A fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

●	Directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

Administrative Enforcement

The Securities Law includes an administrative enforcement procedure that may be used by the Israel Securities Authority, to enhance the efficacy of enforcement in the securities market in Israel. Pursuant to the Companies Law and the Securities Law, the Israel Securities Authority is authorized to impose administrative sanctions, including monetary fines, against companies like ours and their office holders and directors for certain violations of the Securities Law or the Companies Law. Furthermore, the Securities Law requires that the Chief Executive Officer of a company supervise and take all reasonable measures to prevent the company or any of its employees from breaching the Securities Law. The Chief Executive Officer is presumed to have fulfilled such supervisory duty if the company adopts internal enforcement procedures designed to prevent such breaches, appoints a representative to supervise the implementation of such procedures and takes measures to correct the breach and prevent its reoccurrence.

Under the Securities Law, a company cannot obtain insurance against or indemnify a third-party (including its office holders and/or employees) for any administrative procedure and/or monetary fine (other than for payment of damages to an injured party). The Securities Law permits insurance and/or indemnification for expenses related to an administrative procedure, such as reasonable legal fees, provided that it is permitted under the company’s articles of association.

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We have adopted and implemented an internal enforcement plan to reduce our exposure to potential breaches of the Companies Law and the Securities Law, applicable to us. Our Articles and letters of indemnification permit, among others, insurance and/or indemnification as contemplated under the Securities Law.

Item 9. Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith
3.1	Amended and Restated Articles of Registrant	F-4/A	333-277295	3.2	03/15/24

4.1†	Business Combination Agreement, dated as of July 30, 2023, by and among Keyarch, ZOOZ and Merger Sub	F-4/A	333-277295	2.1	03/15/24

4.2	Specimen Private Warrant Certificate of Keyarch	S-1	333-261500	4.3	01/12/22

4.3	Specimen Public Warrant Certificate	S-1	333-261500	4.4	01/12/22

4.4	Public Warrant Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-41243	4.1	01/27/22

4.5	Private Warrant Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-41243	4.2	01/27/22

4.6	Assignment, Assumption and Amendment to Public Warrant Agreement	6-K	001-42005	99.1	04/12/24

4.7	Assignment, Assumption and Amendment to Private Warrant Agreement	6-K	001-42005	99.2	04/12/24

4.8	Amended and Restated Registration Rights Agreement, dated April 4, 2024, among the Company, Keyarch, and the “Investor” parties thereto	20-F	001-42005	4.5	04/30/24

5.1	Opinion of Shibolet & Co., Law Firm					X

5.2	Opinion of Cooley LLP					X

23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for ZOOZ					X

23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)					X

23.3	Consent of Cooley LLP (included in Exhibit 5.2)					X

24.1	Power of Attorney (included on signature page)					X

107	Filing Fee Table					X

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Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, office holders and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, office holder or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office holder or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Lod, State of Israel, on July 24, 2025.

ZOOZ POWER LTD.

By:	/s/ Erez Zimerman
Name:	Erez Zimerman
Title:	Chief Executive Officer

POWER OF ATTORNEY

That the undersigned officers and directors of ZOOZ Power Ltd., an Israeli corporation, do hereby constitute and appoint Avi Cohen, Executive Chairperson, and Erez Zimerman, Chief Executive Officer, and each of them individually, with full powers of substitution and resubstitution, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and each of the undersigned hereby ratifies and confirms that said attorneys and agents, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Erez Zimerman	Chief Executive Officer	July 24, 2025
Erez Zimerman	(Principal Executive Officer)

/s/Ruth Smadja	Chief Financial Officer	July 24, 2025
Ruth Smadja	(Principal Financial and Accounting Officer)

/s/ Avi Cohen	Executive Chairman of the Board and Director	July 24, 2025
Avi Cohen

/s/ Doron Meir Vadai	Director	July 24, 2025
Doron Meir Vadai

/s/ Dan Weintraub	Director	July 24, 2025
Dan Weintraub

/s/ Fang Zheng	Director	July 24, 2025
Fang Zheng

/s/ Sanqiang (Larry) Wang	Director	July 24, 2025
Sanqiang (Larry) Wang

/s/ Christine Y. Zhao	Director	July 24, 2025
Christine Y. Zhao

/s/ Naama Zeldis	Director	July 24, 2025
Naama Zeldis

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ZOOZ Power Ltd. has signed this Registration Statement, accompanying this prospectus in the City of Newark, Delaware, on July 24, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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